Exhibit 99.1

The securities reported on this Form 3 do not include an aggregate of 11,639,697 of Class A Common Stock, par value of $0.00001 per share (“Class A Stock”), 22,586,390.1 limited liability company units of EBS Master LLC (“EBS Units”) and a corresponding number of shares of Class B Common Stock, par value $0.00001 per share (“Class B Stock”) held by HFCP VI Domestic AIV, L.P., H&F Harrington AIV II, L.P., Hellman & Friedman Investors VI, L.P., Hellman & Friedman Capital Executives VI, L.P. and Hellman & Friedman Capital Associates VI, L.P. (collectively, the “HF Entities”).  Hellman & Friedman Investors VI, L.P. is the sole general partner of each of HFCP VI Domestic AIV, L.P., H&F Harrington AIV II, L.P., Hellman & Friedman Capital Executives VI, L.P. and Hellman & Friedman Capital Associates VI, L.P.  Hellman & Friedman LLC is the sole general partner of Hellman & Friedman Investors VI, L.P.  Mr. Thorpe is a managing director of Hellman & Friedman LLC.

A five member investment committee of Hellman & Friedman LLC has power to vote or to direct the vote of, and to dispose or to direct the disposition of, the securities that are held by the HF Entities.  Mr. Thorpe is not a member of the investment committee.  Mr. Thorpe disclaims beneficial ownership of the securities held by the HF Entities, except to the extent of his pecuniary interest therein, if any.

In accordance with the terms of the Limited Liability Company Agreement of EBS Master LLC, the HF Entities have the right to exchange their EBS Units, along with a corresponding number of shares of Class B Stock, for shares of Class A Stock, on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.  In connection with any such proposed exchange, Emdeon Inc. may elect to purchase the applicable EBS Units and corresponding shares of Class B Stock by paying either (x) cash in an amount equal to the market value of the shares of Class A Stock the applicable HF Entity would have received in the proposed exchange or (y) the number of shares of Class A Stock the applicable HF Entity would have received in the proposed exchange.

This amendment to Form 3 is being filed to correct the Form 3 filed by Mr. Thorpe with the Securities and Exchange Commission on August 11, 2009 (the “Initial Form 3”).  The calculation of Hellman & Friedman LLC’s indirect interest in Emdeon Inc. was previously reported as 34,226,087 EBS Units and a corresponding number of shares of Class B Stock.  In accordance with the terms of the Limited Liability Company Agreement of EBS Master LLC, the EBS Units, together with a corresponding number of shares of Class B Stock, are exchangeable for shares of Class A Stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.  This amendment to Form 3 is being filed to properly reflect that Hellman & Friedman LLC’s indirect interest in Emdeon Inc. is 11,639,697 shares of Class A Stock, 22,586,390.1 EBS Units and 22,586,390.1 shares of Class B Stock (i.e. that 11,639,697 EBS Units and a corresponding number of Class B Shares should have been reported as 11,639,697 shares of Class A Stock).